Exhibit 10.38

ACCURIDE CORPORATION STOCK OPTION AGREEMENT

Name:	Accuride Corporation 2005 Incentive Award Plan

Address:	Grant:	Option to purchase __________ shares of Common Stock

Incentive Stock Option _____
Taxpayer	Non—Qualified Option _____
Identification Number:
Exercise Price: $

Signature:	Grant Date:

Effective on the Grant Date you have been granted an option to purchase Common Stock of Accuride Corporation (the “Company”) in the amount and at the exercise price designated above, in accordance with the provisions of the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).  This option may be exercised for whole shares only.

This option will vest and may be exercised in accordance with the following schedule:

25% of the shares subject to the option will be vested on the first anniversary of the Grant Date, and 25% shall vest on each December 31, thereafter with full vesting on the fourth December 31 following the Grant Date.

In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to vest in your option under the Plan, if any, will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”).  For greater clarity, you have no rights to vest in your option during the Notice Period.

Notwithstanding the foregoing, this option shall be fully vested and exercisable (i) upon your Termination of Service by reason of death, or (ii) upon a Change of Control.

The option may not be exercised until vested.  Once vested, the option may be exercised in whole or any part, at any time.  However, a vested option must be exercised, if at all, prior to the earlier of:

(a)                                  one year following your Termination of Service with the Company by reason of death, Permanent Disability or Permitted Retirement;

(b)                                 90 days following your Termination of Service for any reason other than death, Permanent Disability or Permitted Retirement; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;

(c)                                  the opening of business on the date of your Termination of Service by the Company for Cause;

(d)                                 the tenth anniversary of the Grant Date;

and if not exercised prior thereto shall terminate and no longer be exercisable.  “Permanent Disability” means that you are unable to engage in the activities required by employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion.  “Permitted Retirement” means your Termination of Service at (i) age 55 or over after having served the Company for at least ten years, or (ii) after age 65 and other than by reason of termination for Cause, death, or Permanent Disability.  “Cause” means termination of your employment by reason of (i) your willful and continued failure to perform your duties with respect to the Company or its Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company, or (ii) your conduct involving (x) dishonesty or breach of trust in connection with your employment, or (y) conduct which would be reasonable basis for your indictment for a felony or for a misdemeanor involving moral turpitude.

The option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company.  Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this option.  You may satisfy your tax obligation, in whole or in part, by either:  (i) electing to have the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation.

This option is not transferable except by will or the laws of descent and distribution.

This option is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future.  Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its:

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